Exhibit 10.1

10 Snow Hill London EC1A 2AL T: +44 (0)20 7295 3000 | www.traverssmith.com

DATED    11    MARCH 2025

(1)CARE REIT PLC
(2)CR UNITED BIDCO LTD
(3)CTR PARTNERSHIP, L.P.

PROJECT HANOVER
CO-OPERATION AGREEMENT

CONTENTS
Clause    Page
1.    Definitions and Interpretation    1
2.    Publication of the Announcement and the Terms of the Acquisition    9
3.    Clearances    10
4.    Scheme Document    10
5.    Implementation of the Acquisition    11
6.    Switching    12
7.    Directors and Officers Insurance    14
8.    Dividend    14
9.    Termination    14
10.    Takeover Code    16
11.    Fees and Expenses    16
12.    Capacity and Authority    16
13.    Guarantee    17
14.    Notices    18
15.    General    20
16.    Applicable Law and Jurisdiction    21
Schedule 1 Form of Announcement    22

THIS AGREEMENT is made on         11    March 2025
BETWEEN:
(1)CARE REIT PLC, incorporated in England and Wales with registered number 10464966 and whose registered office is at The Scalpel, 18th Floor, 52 Lime Street, London, England, EC3M 7AF ("CRT plc");
(2)CR UNITED BIDCO LTD, incorporated in England and Wales with registered number 16295445 and whose registered office is at Suite 1, 7th Floor 50 Broadway, London, United Kingdom, SW1H 0DB ("Bidco"); and
(3)CTR Partnership, L.P., a limited partnership organised and existing in the State of Delaware, United States of America with registered number 5526986 and whose principal place of business is at 905 Calle Amanecer, Suite 300, San Clemente, CA 92660 (the "Guarantor").
INTRODUCTION
(A)Bidco proposes to announce, immediately following execution of this Agreement, a firm intention to make a recommended cash offer for the entire issued and to be issued ordinary share capital of CRT plc (other than any Scheme Restricted Shares) pursuant to Rule 2.7 of the Takeover Code.
(B)The Acquisition will be made on the terms and subject to the conditions set out in the Announcement and this Agreement.
(C)The parties intend to implement the Acquisition by means of the Scheme, although Bidco reserves the right, subject to the terms of this Agreement and the Announcement, to implement the Acquisition by way of a Takeover Offer.
(D)This Agreement sets out the parties' respective obligations relating to such matters.
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1The following words and expressions where used in this Agreement have the meanings given to them below:
"Acceptance Condition"     the acceptance condition to any Takeover Offer;
"Acquisition"    the direct or indirect acquisition by Bidco of the entire issued and to be issued ordinary share capital of CRT plc (excluding any Scheme Restricted Shares), to be effected by means of the Scheme (or by way of a Takeover Offer as provided for in this Agreement), and, where the context admits, any subsequent revision, variation, extension or renewal thereof;

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"Acquisition Document"    (a) if the Scheme is (or is to be) implemented, the Scheme Document or (b) if a Takeover Offer is (or is to be) implemented, the Offer Document;
"Acquisition Price"    108 pence in cash per CRT plc Share;
"Adverse Recommendation Change"    means:
(a)CRT plc makes an announcement prior to the publication of the Scheme Document and/or (if different) the circular convening the General Meeting that: (i) the CRT plc Board no longer recommends or intends to make the CRT plc Board Recommendation (or include the same in the Scheme Document) or intends to adversely qualify or adversely modify such recommendation; (ii) it will not convene the Court Meeting or the General Meeting (other than in the event of an Agreed Switch); or (iii) it intends not to post the Scheme Document or (if different) the circular convening the General Meeting (other than in the event of an Agreed Switch);
(b)the Scheme Document and/or (if different) the circular convening the General Meeting does not include, when published, the CRT plc Board Recommendation or, in the event of an Agreed Switch, the CRT plc Board do not consent to the CRT plc Board Recommendation being included in the Offer Document;
(c)the CRT plc Board Recommendation ceases to be unconditional and unanimous;
(d)the CRT plc Board fails to publicly reaffirm or re-issue its unqualified and unanimous recommendation or, as appropriate, its intention to make the CRT plc Board Recommendation on an unmodified and unqualified basis by 5:30 p.m. on the third Business Day following Bidco’s request to do so following the announcement of a Competing Proposal;

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(e)the withdrawal, adverse qualification or adverse modification of the CRT plc Board Recommendation, it being understood that the issue of any holding statement(s) by the CRT plc Board following a change of circumstances shall not constitute such a withdrawal, adverse qualification or adverse modification (so long as any such holding statement contains an express statement that the CRT plc Board Recommendation is not withdrawn, adversely qualified or adversely modified and does not contain a statement that the CRT plc Board intends to withdraw or adversely qualify or adversely modify such recommendation); and/or
(f)after the approval of the Scheme at the Court Meeting and/or the approval of the Resolutions at the General Meeting, the CRT plc Directors announce that they will not, or do not intend to, implement the Scheme or the Acquisition (other than in the event of an Agreed Switch);
"Agreed Switch"    has the meaning set out in clause 6.1.1;
"Announcement"    the announcement detailing the terms and conditions of the Acquisition to be made pursuant to Rule 2.7 of the Takeover Code, in the form set out in Schedule 1;
"Bidco Board"    the board of directors of Bidco from time to time;
"Bidco Directors"    the directors of Bidco from time to time;
"Bidco Group"    Bidco, CareTrust, the Guarantor, and their respective subsidiaries and subsidiary undertakings;
"Business Day"    a day (not being a Saturday or a Sunday) on which banks generally are open in London, United Kingdom and Los Angeles, United States for the processing and receiving of normal, non-automated, banking business;
"CareTrust"    CareTrust REIT, Inc.;

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"Clearances"    all authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals deemed necessary by Bidco (acting reasonably) for or in respect of the Acquisition (including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, CRT plc or any member of the Wider CRT plc Group by Bidco);
"Companies Act"    the Companies Act 2006, as amended;
"Competing Proposal"    any of:
(a)an offer (including a partial, exchange or tender offer), possible offer, merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover, whitewash transaction and/or business combination (or the announcement under Rule 2.4 or 2.7 (as applicable) of the Takeover Code to do the same), whether or not subject to any pre-conditions and howsoever to be implemented, the purpose of which is to acquire, directly or indirectly, interests in 20 per cent. or more of the issued and to be issued ordinary share capital of CRT plc (when aggregated with any interests in shares already held by the acquirer and any person acting or deemed to be acting in concert with the acquirer) or any arrangement or series of arrangements which results in any party acquiring, consolidating or increasing 'control' (as defined in the Takeover Code) of CRT plc;
(b)the acquisition or disposal, directly or indirectly, of all or a significant proportion (being 20 per cent. or more) of the business, assets and/or undertakings of the CRT plc Group calculated by reference to any of its revenue, profits or gross asset value taken as a whole;

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(c)a demerger, any material reorganisation and/or liquidation involving all or a significant proportion (being 20 per cent. or more) of the CRT plc Group calculated by reference to any of its revenue, profits or gross asset value taken as a whole;
(d)any material change to the investment policy of CRT plc;
(e)any transaction or arrangement which would constitute a reverse takeover for the purposes of the UK Listing Rules undertaken by a member of the CRT plc Group; or
(f)any other transaction which would be reasonably likely to prevent, materially interfere with or materially delay implementation of the Acquisition (including, for the avoidance of doubt, any transaction or contractual arrangement or action which would require the approval of CRT plc Shareholders pursuant to Rule 21 of the Takeover Code), in each case including any legally binding agreement to do any of the foregoing and which is not effected either with the prior written consent of Bidco or CareTrust (or a person acting in concert with Bidco or CareTrust) or at Bidco's or CareTrust's direction or with their written agreement, whether implemented in a single transaction or a series of transactions and whether conditional or otherwise;
"Conditions"    means:
(a)for so long as the Acquisition is being implemented by means of the Scheme, the conditions to the implementation of the Acquisition (including the Scheme) as set out in Appendix I to the Announcement and to be set out in the Scheme Document, as may be amended by Bidco with the consent of the Panel (and, for so long as the Scheme is subject to a unanimous, unconditional and unqualified recommendation from the

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CRT plc Board, with the consent of CRT plc); and
(b)if and for so long as the Acquisition is being implemented by means of a Takeover Offer, the conditions referred to in (a) above, as amended by replacing the Scheme Conditions with the Acceptance Condition and as may be further amended by Bidco with the consent of the Panel (and in the case of an Agreed Switch, and for so long as the Takeover Offer is subject to a unanimous, unconditional and unqualified recommendation from the CRT plc Board, with the consent of CRT plc), and "Condition" shall be construed accordingly;
"Court"    the High Court of Justice in England and Wales;
"Court Hearing"    the Court hearing at which CRT plc will seek an order sanctioning the Scheme pursuant to Part 26 of the Companies Act;
"Court Meeting"    the meeting or meetings of the Scheme Shareholders to be convened pursuant to an order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of considering and, if thought fit, approving the Scheme, including any adjournment or reconvening thereof;
"CRT plc Board"    the board of directors of CRT plc;
"CRT plc Board Recommendation"    a unanimous, unconditional and unqualified recommendation from the CRT plc Directors to CRT plc Shareholders in respect of the Acquisition: (a) to vote in favour of the Scheme at the Court Meeting and the Resolutions at the General Meeting; or (b) if Bidco elects to proceed with a Takeover Offer in accordance with the terms of this Agreement, to accept the Takeover Offer;
"CRT plc Directors"    the directors of CRT plc from time to time;
"CRT plc Group"    CRT plc and its subsidiaries and subsidiary undertakings;

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"CRT plc Shareholders"    holders of CRT plc Shares;
"CRT plc Shares"    the ordinary shares with a nominal value of 1 pence each in the capital of CRT plc from time to time, and "CRT plc Share" shall be construed accordingly;
"Day 39"    means the 21st day prior to Day 60;
"Day 60"    has the meaning given in clause 6.2.2;
"Effective Date"    the date on which either: (i) the Scheme becomes effective in accordance with its terms; or (ii) (if Bidco elects to implement the Acquisition by way of a Takeover Offer, subject to Panel consent and the terms of this Agreement), the date on which such Takeover Offer becomes or is declared unconditional in accordance with the requirements of the Takeover Code;
"FCA" or "Financial Conduct Authority"    the UK Financial Conduct Authority;
"Forms of Proxy"    the forms of proxy in connection with each of the Court Meeting and the General Meeting;
"FSMA"     Financial Services and Markets Act 2000, as amended;
"General Meeting"    the general meeting of CRT plc (including any adjournment thereof) to be convened in connection with the Scheme, notice of which will be set out in the Scheme Document;
"Long Stop Date"    has the meaning given to it in the Announcement;
"Offer Document"    if, following the date of this Agreement, Bidco elects to implement the Acquisition by way of a Takeover Offer, the document to be sent to (among others) CRT plc Shareholders setting out, among other things, the full terms and conditions of the Takeover Offer;
"Panel"    the Panel on Takeovers and Mergers;
"Regulatory Information Service"    any information service authorised from time to time by the FCA for the purpose of disseminating regulatory information;

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"Resolutions"    has the meaning given to it in the Announcement;
"Scheme"    the scheme of arrangement proposed to be made under Part 26 of the Companies Act between CRT plc and the Scheme Shareholders in connection with the Acquisition, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by CRT plc and Bidco;
"Scheme Conditions"    the conditions referred to in paragraph 2 of Part A of Appendix I to the Announcement;
"Scheme Document"    the document to be sent to CRT plc Shareholders containing, among other things, the Scheme and the notices convening the Court Meeting and the General Meeting, and accompanied by Forms of Proxy;
"Scheme Restricted Shares"    has the meaning given to it in the Announcement;
"Scheme Shareholders"    holders of Scheme Shares;
"Scheme Shares"    has the meaning given to it in the Announcement;
"Switch"    has the meaning given in clause 6.1;
"Takeover Code"    the City Code on Takeovers and Mergers;
"Takeover Offer"    should the Acquisition be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of Bidco to acquire the entire issued and to be issued share capital of CRT plc (excluding any Scheme Restricted Shares) and, where the context admits, any subsequent revision, variation, extension or renewal of such takeover offer;
"UK Listing Rules"    means the UK Listing Rules from time to time made by the FCA under Part VI of FSMA; and
"Wider CRT plc Group"    has the meaning given in the Announcement.

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1.2Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the Companies Act shall have the same meaning in this Agreement.
1.3Unless the context requires otherwise, references in this Agreement to:
1.3.1any of the masculine, feminine and neuter genders shall include other genders;
1.3.2the expressions "subsidiary" and "subsidiary undertaking" have the meanings given in the Companies Act;
1.3.3the expressions "acting in concert" and "concert parties" shall be construed in accordance with the Takeover Code;
1.3.4the expression "to the extent" is used to indicate an element of degrees and are not synonymous with the word "if";
1.3.5an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;
1.3.6the singular shall include the plural and vice versa;
1.3.7a "person" shall include a reference to any natural person, body corporate, unincorporated association, partnership and trust; and
1.3.8"law" shall include statutes, statutory instruments, orders and regulations and directions made or issued under the same and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced.
1.4The headings in this Agreement are for convenience only and shall not affect its meaning. References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of or a Schedule to this Agreement or to a paragraph of the relevant Schedule. The Schedule forms part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.
1.5References to any time or date shall be construed as a reference to the time and date prevailing in England.
2.PUBLICATION OF THE ANNOUNCEMENT AND THE TERMS OF THE ACQUISITION
2.1The obligations of the parties under this Agreement (except for those under this clause 2.1 and clauses 10 to 14 (inclusive), 15.1 to 15.7 (inclusive), 15.9 to 15.11 (inclusive) and 16) shall be conditional upon the release of the Announcement via a Regulatory Information Service at or before 10.00 a.m. on the date of this Agreement or such later date and time as the parties shall agree (with the approval of the Panel, where required). This clause 2.1 and clauses 10 to 14 (inclusive), 15.1 to 15.7 (inclusive), 15.9 to 15.11 (inclusive) and 16 shall take effect on and from execution of this Agreement.

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2.2The terms of the Acquisition shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Acquisition, which will be at the absolute discretion of Bidco) and, where required by the Takeover Code, approved by the Panel. The terms of the Acquisition at the date of publication of the Acquisition Document shall be set out in the Acquisition Document.
3.CLEARANCES
3.1Bidco and the Guarantor undertake to CRT plc to use reasonable endeavours to secure any Clearances as soon as reasonably practicable and CRT plc undertakes to Bidco to provide reasonable assistance where practicable to collate any information requested in relation to seeking any such Clearances.
3.2Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall require a party or any of its concert parties to take, or cause to be taken, any action with respect to the divestiture of any assets, properties or businesses of the CRT plc Group or Bidco Group, or any combination thereof, that is not conditional on completion of the Acquisition, except as otherwise agreed by the parties.
4.SCHEME DOCUMENT
4.1Each of Bidco and the Guarantor agree with CRT plc:
4.1.1promptly to provide to CRT plc (and/or its professional advisors) all such information about itself, its directors and the Bidco Group as may reasonably be requested and which is required by CRT plc (having regard to the Takeover Code and other law) for inclusion in the Scheme Document (including any information required under the Takeover Code or other applicable law including in relation to the intentions of Bidco or CareTrust);
4.1.2promptly to provide CRT plc with all such other assistance and access as may reasonably be required in connection with the preparation of the Scheme Document and any other document required under the Takeover Code or by other law to be published in connection with the Scheme, including access to, and ensuring the provision of reasonable assistance by, Bidco's relevant professional advisers; and
4.1.3to procure that the Bidco Directors (and any other person connected with Bidco and/or the Bidco Group) accept responsibility, in the terms required by the Takeover Code, for all the information in the Acquisition Document and any other document required under the Takeover Code or by other law to be published in connection with the Acquisition relating to:
(a)themselves (and members of their immediate families, related trusts and persons connected with them), the Bidco Group and Bidco's concert parties:
(b)the financing of the Acquisition;

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(c)information on Bidco's or CareTrust's future plans for the CRT plc Group, its management and existing operational employees of CRT IM (as such term is defined in the Announcement);
(d)any statements of opinion, belief or expectation of the Bidco Directors in relation to the Acquisition or the enlarged group of Bidco following the Effective Date; and
(e)and any other information in the Scheme Document for which an offeror is required to accept responsibility under the Takeover Code.
4.2It is the intention of CRT plc and Bidco that the Scheme Document and the Forms of Proxy accompanying the Scheme Document will be published as soon as practicable and, in any event, within 28 days of the Announcement (unless CRT plc and Bidco otherwise agree, and the Panel consents, to a later date) and that the Court Meeting and the General Meeting will be held on a date which is no more than 28 days after the date of the Scheme Document (unless CRT plc and Bidco otherwise agree).
5.IMPLEMENTATION OF THE ACQUISITION
5.1Without prejudice to clause 5.2, if any director or officer of Bidco or the Guarantor becomes aware of any fact, matter or circumstance that is likely, after the issue of the Scheme Document, to significantly change the Scheme timetable, or which the Bidco Board reasonably considers would entitle it to invoke (and, applying the test set out in Rule 13.5 of the Takeover Code, the Panel would permit it to so invoke) any of the Conditions, Bidco or the Guarantor shall (subject to applicable law) inform CRT plc, providing reasonable details as soon as is reasonably practicable.
5.2Where the Acquisition is being implemented by way of the Scheme:
5.2.1Bidco undertakes that, by no later than 11.59 p.m. on the Business Day immediately preceding the Court Hearing, it shall deliver a notice in writing to CRT plc either:
(a)confirming the satisfaction or waiver of all Conditions (other than paragraphs 1 and 2c) of Part A of Appendix I to the Announcement); or
(b)confirming its intention to invoke a Condition (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Bidco reasonably considers entitle it to invoke the Condition and why Bidco considers such event or circumstance to be sufficiently material for the Panel to permit it to invoke such Condition;
5.3Where Bidco confirms the satisfaction or waiver of all Conditions (other than paragraphs 1 and 2c) of Part A of Appendix I to the Announcement) in accordance with clause 5.2:

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5.3.1Bidco agrees that CRT plc shall be permitted to take the necessary steps to procure that the Court Hearing is duly held as soon as reasonably practicable thereafter (having regard to the proposed timetable agreed between the parties and included in the Scheme Document or in any subsequent agreed announcement regarding the implementation of the Acquisition); and
5.3.2Bidco hereby agrees to be bound by the Scheme and to instruct counsel to agree on its behalf at the Court Hearing to sanction the Scheme to undertake to be bound thereby.
6.SWITCHING
6.1The parties intend, as at the date of this Agreement, to implement the Acquisition by way of a Scheme. However, Bidco shall be entitled, with the consent of the Panel (if required), to elect at any time to implement the Acquisition by way of a Takeover Offer rather than the Scheme (such election being a "Switch") if:
6.1.1CRT plc gives prior written consent to the Switch (an "Agreed Switch"), in which case clause 6.2 shall apply;
6.1.2a Competing Proposal occurs, provided that, in the case of a Competing Proposal in the form of a possible offer under Rule 2.4 of the Takeover Code, the CRT plc Board or a committee thereof recommends or confirms its intention to recommend or indicates that it is minded to recommend such an offer; or
6.1.3an Adverse Recommendation Change occurs.
6.2In the event of any Agreed Switch, unless CRT plc agrees or the Panel requires otherwise:
6.2.1the Acceptance Condition shall be set at not less than 75 per cent. of CRT plc Shares to which the Takeover Offer relates (or such lesser percentage as Bidco and CRT plc may agree with, to the extent necessary, the consent of the Panel, being in any case more than 50 per cent. of the CRT plc Shares to which the Takeover Offer relates);
6.2.2Bidco shall not take any action which would cause the Takeover Offer not to proceed, to lapse or to be withdrawn, in each case for non-fulfilment of the Acceptance Condition, prior to midnight on the 60th day after publication of the Offer Document (or such later date as is set in accordance with Rule 31.3 of the Takeover Code) ("Day 60"), including, without limitation, by publishing an acceptance condition invocation notice under Rule 31.6 or specifying in the Offer Document an unconditional date which is earlier than Day 60, and Bidco shall ensure that the Takeover Offer remains open for acceptances until such time;
6.2.3Bidco shall not, without the prior written consent of CRT plc, make any acceleration statement (as defined in the Takeover Code) unless: (i) all of the Conditions (other than the Acceptance Condition) have been satisfied or waived (if capable of waiver); (ii) the acceleration statement contains no

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right for Bidco to set the statement aside (except with the prior written consent of CRT plc); and (iii) Bidco undertakes to CRT plc not to take any action or step otherwise to set the acceleration statement aside;
6.2.4if at any time following the publication of the Offer Document it is reasonably expected that any outstanding Condition is not likely to be satisfied or waived (if capable of waiver) prior to the last date permitted under Rule 31.1 of the Takeover Code, Bidco shall, before the 30th day after the publication of the Offer Document (or such later day as CRT plc may agree), consult with CRT plc and the Panel as to whether the offer timetable should be suspended in accordance with Rule 31.4(a) or, if Day 39 has passed, Day 60 should be extended in accordance with Rule 31.3 of the Takeover Code (or, if applicable, further suspended or extended) and, if required by CRT plc, shall request such suspension or extension to a date agreed with CRT plc and the Panel, provided always that such date shall not be later than the Long Stop Date;
6.2.5Bidco shall ensure that, subject to the terms of this Agreement, the Takeover Offer shall be made on substantially the same or improved terms as those set out in the Announcement and that the only conditions to the Takeover Offer shall be the Conditions (subject to replacing the Scheme Conditions with the Acceptance Condition referred to clause 6.2.1) (unless the parties agree otherwise in writing or with any modification or amendments to such terms and Conditions as may be required by the Panel); and
6.2.6Bidco shall keep CRT plc informed, on a confidential basis within two Business Days following receipt of a written request from CRT plc, of the number of CRT plc Shareholders that have validly returned their acceptance or withdrawal forms or returned incorrectly completed acceptance or withdrawal forms, and in each case the identity of such shareholders and the number of CRT plc Shares to which such forms relate.
6.3In the event of any Agreed Switch:
6.3.1the parties agree that all provisions of this Agreement shall continue to apply save as set out in this clause 6; and
6.3.2the parties agree that all provisions of this Agreement relating to the Scheme and its implementation shall apply to the Takeover Offer or its implementation mutatis mutandis.

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7.DIRECTORS AND OFFICERS INSURANCE
7.1To the extent permitted by applicable law, for six years after the Effective Date, Bidco shall procure that the members of the Bidco Group honour and fulfil the respective obligations (if any) of the members of the CRT plc Group existing as at the date of this Agreement to their respective current directors and officers in relation to indemnification or limitation of liability of directors and officers and to advance reasonable expenses, and provide reasonable assistance to the current CRT plc Directors and officers to the extent they request to make a claim against any CRT plc directors' and officers' insurance policy (including any associated run-off cover), in each case with respect to matters existing or occurring in whole or in part at or prior to the Effective Date.
7.2With effect from the Effective Date, Bidco acknowledges that CRT plc may purchase directors' and officers' liability insurance cover for both current and former directors and officers of the CRT plc Group, including directors and officers who retire or whose employment is terminated as a result of the Acquisition, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. If such insurance cover is not effective by or on the Effective Date, Bidco shall procure that CRT plc purchases insurance cover with reputable and creditworthy insurers which shall provide cover, in terms of amount and breadth, substantially equivalent to that provided under the CRT plc Group's directors' and officers' liability insurance as at the date of this Agreement.
8.DIVIDEND
8.1As set out in further detail in the Announcement, if on or after the date of the Announcement and before the Effective Date any dividend or other distribution is declared, paid or made or becomes payable by CRT plc, Bidco reserves the right to reduce the Acquisition Price by the aggregate amount of such dividend or distribution, in which case the relevant eligible CRT plc Shareholders will be entitled to receive and retain such dividend and/or distribution.
9.TERMINATION
9.1Subject to clauses 9.2 and 9.3, this Agreement shall terminate with immediate effect and all rights and obligations of the parties under this Agreement shall cease immediately, as follows:
9.1.1by the express written agreement of the parties at any time prior to the Effective Date;
9.1.2if the Announcement is not released via a Regulatory Information Service by 5.30 p.m. on the date of this Agreement (unless, prior to that time, the parties have agreed another time in accordance with clause 2.1 in which case the later time and date shall apply for the purposes of this clause 9.1.2);
9.1.3upon written notice from Bidco to CRT plc if an Adverse Recommendation Change occurs;

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9.1.4upon written notice from Bidco to CRT plc or CRT plc to Bidco if one or more of the following occurs:
(a)prior to the Long Stop Date, any Condition has been invoked by Bidco (where the invocation of the relevant Condition is permitted by the Panel);
(b)a Competing Proposal: (a) is recommended by the CRT plc Board or any committee thereof; or (b) completes, becomes effective or is declared or becomes unconditional;
(c)if the Acquisition is, with the permission of the Panel (if required), terminated, withdrawn or lapses in accordance with its terms prior to the Long Stop Date (other than where such lapse or withdrawal is as a result of the exercise of Bidco's right to effect a Switch and such Switch is an Agreed Switch);
(d)the Scheme is not approved by the requisite majority of the CRT plc Shareholders at the Court Meeting, the Resolutions are not passed by the requisite majority of CRT plc Shareholders at the General Meeting, or the Court refuses to sanction the Scheme and, in any such case, within two Business Days of a request from Bidco following such occurrence, CRT plc fails to give its consent to implement the Acquisition by way of a Takeover Offer rather than the Scheme;
(e)the Court Meeting or the General Meeting or the Court Hearing is/are not held on or before the 22nd day after the expected date of such meeting or hearing as may be set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)); or
(f)unless otherwise agreed by the parties in writing, if the Effective Date has not occurred by the Long Stop Date.
9.2In the event of termination under clause 9.1, the parties agree that this Agreement shall terminate without prejudice to any rights or liabilities that have accrued prior to such termination.
9.3The following provisions shall survive termination of this Agreement: clauses 11 to 13 (inclusive), 15.1 to 15.7 (inclusive), 15.9 to 15.11 (inclusive) and 16 and this clause 9, and all related provisions of clause 1.

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10.TAKEOVER CODE
10.1Nothing in this Agreement shall in any way limit the parties' obligations under the Takeover Code, and any uncontested rulings of the Panel as to the application of the Takeover Code in conflict with the terms of this Agreement shall take precedence over such terms of this Agreement.
10.2The parties agree that, if the Panel determines that any provision of this Agreement that requires CRT plc to take or not to take any action, whether as a direct obligation or as a condition to any other person's obligation (however expressed), is not permitted by Rule 21.2 of the Takeover Code, that provision shall have no effect and shall be disregarded.
10.3Nothing in this Agreement shall oblige CRT plc or the CRT plc Directors to recommend a Takeover Offer or Scheme proposed by Bidco or any member of the Bidco Group.
10.4Without prejudice to the parties' representations and warranties under clause 12, nothing in this Agreement shall be taken to restrict the directors of any member of Bidco Group or CRT plc Group from complying with law, orders of court or regulations, including the Takeover Code, the UK Listing Rules and the rules and regulations of the Panel, the FCA, the US Securities and Exchange Commission or the New York Stock Exchange.
11.FEES AND EXPENSES
Except as otherwise provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement or otherwise in connection with the Acquisition.
12.CAPACITY AND AUTHORITY
12.1Each party warrants and represents to the other on the date of this Agreement that:
12.1.1it has full power and authority to enter into and perform the obligations expressed to be assumed by it under this Agreement;
12.1.2this Agreement constitutes its binding obligations in accordance with its terms;
12.1.3the execution and delivery of, and performance of its obligations under, this Agreement will not:
(a)result in any breach of any provision of its constitutional documents;
(b)result in a breach of, or constitute a default under, any instrument which is material in the context of the Acquisition to which it is a party or by which it is bound; or
(c)result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

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12.2No party shall have any claim against any other party pursuant to clause 12.1 for misrepresentation or breach of warranty after the Effective Date (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement).
13.GUARANTEE
13.1The Guarantor unconditionally and irrevocably guarantees to CRT plc the due and punctual discharge by Bidco of its obligations under this Agreement (the "Guaranteed Obligations").
13.2The guarantee given pursuant to this clause 13 is a continuing guarantee which shall remain in full force and effect until all the Guaranteed Obligations have been satisfied, performed or discharged in full, notwithstanding any intermediate satisfaction or performance of the Guaranteed Obligations by Bidco, the Guarantor or any other person.
13.3Without prejudice to the rights of CRT plc against Bidco, the Guarantor shall be a primary obligor in respect of its obligations under this Agreement.
13.4The Guarantor's obligations under this clause 13 shall be in addition to any rights CRT plc may have under any other agreement in relation to this Agreement or the Guaranteed Obligations. CRT plc may enforce its rights in respect of the Guaranteed Obligations against the Guarantor without first having recourse to any other such agreement or exercising any rights or remedies against Bidco.
13.5The Guarantor's obligations to CRT plc shall not be discharged, impaired or affected by:
13.5.1any legal limitation, disability or incapacity or other circumstances relating to Bidco or any change in the members or status of Bidco or any other person;
13.5.2any variation of any of the terms of this Agreement or of any of the Guaranteed Obligations;
13.5.3any time, waiver or consent granted to Bidco or any other person;
13.5.4any defect in the obligations of CRT plc or Bidco;
13.5.5the liquidation or dissolution of Bidco or the appointment of a receiver, administrative receiver or administrator of any of Bidco's assets or any other insolvency proceeding relating to Bidco or any change of control of Bidco or any other matter affecting the obligations of Bidco to perform any Guaranteed Obligation;
13.5.6any unenforceability, illegality or invalidity of any obligation of any person under this Agreement; or
13.5.7any other matter which, but for this clause, would reduce, vitiate or affect the obligations of the Guarantor in respect of the Guaranteed Obligations.
13.6The Guaranteed Obligations will in no circumstances be greater than the obligations and liabilities of Bidco under this Agreement.

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14.NOTICES
Agent for Service
14.1The Guarantor and CRT plc shall discuss in good faith the appointment of an agent for the service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement. The Guarantor shall ensure that such agent is appointed as soon as reasonably practicable and, at the very latest, by ten days after the date of this Agreement, and to provide written notice of such appointment to CRT plc. Service on such agent in accordance with this clause 14 shall be deemed to be effective service on the Guarantor.
Form of Notice
14.2Any notice, approval or other communication to be given or made under or in connection with this Agreement (each a "Notice" for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the party giving it.
Method of service
14.3Service of a Notice must be effected by one of the following methods:
14.3.1by hand to the relevant address set out in clause 14.5 and shall be deemed served upon delivery at the relevant address if delivered during a Business Day, or at the start of the next Business Day if delivered at the relevant address at any other time; or
14.3.2by prepaid first-class post to the relevant address set out in clause 14.5 and shall be deemed served at the start of the second Business Day after the date of posting; or
14.3.3by email to the relevant email address set out in clause 14.5 and shall be deemed served when sent if sent during a Business Day, or at the start of the next Business Day if sent at any other time (in each case provided that the sender does not receive a notice of non-delivery).
14.4In clause 14.3 "during a Business Day" means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to "the start of a Business Day" and "the end of a Business Day" shall be construed accordingly.
Address for service
14.5Notices shall be marked as follows:
14.5.1Notices for CRT plc shall be marked for the attention of:
Name:         The Company Secretary
Address:    JTC (UK) Limited, 18th Floor, The Scalpel, 52 Lime Street, London, EC3M 7AF

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Email address:     CareIT.Cosec@jtcgroup.com
14.5.2Notices for Bidco shall be marked for the attention of:
Name:         The Directors
Address:    Suite 1, 7th Floor 50 Broadway, London, United Kingdom, SW1H 0DB
Email address:     jcallister@caretrustreit.com
14.5.3Notices for the Guarantor shall be marked for the attention of:
Name:         James Callister
Address:    905 Calle Amanecer, Suite 300, San Clemente, CA 92673
Email address:     jcallister@caretrustreit.com
Copies of Notices
14.6Copies of all Notices sent to CRT plc shall also be sent or given to Aaron Stocks (aaron.stocks@traverssmith.com) and Ben Lowen (ben.lowen@traverssmith.com) of Travers Smith LLP of 10 Snow Hill, London EC1A 2AL. Copies of all notices sent to Bidco or the Guarantor shall also be sent or given to Jonn Beeson (jbeeson@jonesday.com), Leon N. Ferera (lnferera@jonesday.com) and Anna Cartwright (acartwright@jonesday.com) of Jones Day of 21 Tudor Street London EC4Y 0DJ. Such copies shall also be sent or given in accordance with one of the methods described in clause 14.3. Failure to communicate such copies shall not invalidate such Notice.
Change of details
14.7A party may change its address for service provided that the new address is within the same country and that it gives the other parties not less than five Business Days' prior notice in accordance with this clause 14. Until the end of such notice period, service on either address shall remain effective.

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15.GENERAL
Entire agreement
15.1This Agreement (together with the Confidentiality Agreement (as defined in the Announcement) and any documents referred to herein or required to be entered into pursuant to this Agreement) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.
Variations
15.2No variation of this Agreement shall be effective unless made in writing signed by or on behalf of all parties and expressed to be such a variation.
Remedies and waivers
15.3Without prejudice to any other rights and remedies which a party may have, each party acknowledges and agrees that any breach by a party of this Agreement could cause the other party injury for which damages may not be an adequate remedy. In the event of a breach or threatened breach by a party of any of the provisions of this Agreement, the other party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and none of the parties shall contest the appropriateness or availability thereof) in any court of competent jurisdiction.
15.4No failure or delay by any party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.
15.5No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.
Assignment
15.6No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement without the prior written consent of the other parties.
Counterparts
15.7This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts shall constitute due execution of this Agreement.
Further assurance
15.8Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents,

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assurances, acts and things as may reasonably be required to give effect to this Agreement.
Third party rights
15.9Clause 7 is intended to confer benefits on and be enforceable by the third parties referred to therein (the "Relevant Third Parties").
15.10Save as expressly provided in this Agreement, no provisions of this Agreement shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any third party.
15.11The terms of this Agreement may be rescinded or varied at any time by the parties in accordance with clause 15.2 without the consent of the Relevant Third Parties or any other third parties save that any variation, amendment or waiver of clause 7 shall require the consent of any affected Relevant Third Party.
16.APPLICABLE LAW AND JURISDICTION
16.1This Agreement and the rights and obligations of the parties including all non-contractual obligations arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of England and Wales.
16.2The parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement and/or any non-contractual obligation arising in connection with this Agreement.
THIS AGREEMENT has been duly executed on the date first stated above.

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Schedule 1
FORM OF ANNOUNCEMENT

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/s/ James Callister
SIGNED by James Callister, a Director    )
    )
for and on behalf of    )
CR United Bidco Limited    )

/s/ Simon Laffin

SIGNED by Simon Laffin, a Director    )
for and on behalf of    )
Care REIT plc    )

SIGNED for and on behalf of        )
CTR Partnership L.P.        )
a Delaware limited partnership            )
By: CareTrust GP, LLC, a Delaware limited     )
liability company                )
Its: General Partner                )
By: CareTrust REIT, Inc., a Maryland     )
Corporation                )
Its: Sole Member            )
By:

/s/ David Sedgwick
Name: David Sedgwick
Its: Chief Executive Officer
[Signature Page – Cooperation Agreement]